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                                                          Exhibit 99(a)(2)(b)

FOR IMMEDIATE DISTRIBUTION


         E-MEDSOFT.COM/MED DIVERSIFIED LAUNCHES TENDER OFFER FOR TENDER
                     LOVING CARE HEALTH CARE SERVICES, INC.

ANDOVER, MASS. AND LAKE SUCCESS, NY.--OCTOBER 29, 2001--e-MedSoft.com/Med Diversified ("Med Diversified") (AMEX: MED) announced today that its wholly-owned subsidiary, TLC Acquisition Corporation, commenced a recommended cash tender offer for all of the outstanding shares of common stock of Tender Loving Care Health Care Services, Inc. ("TLCS") (OTC BB: TLCS) at a purchase price of $1.00 per share payable in cash. On October 19, 2001, Med Diversified announced that it and TLC Acquisition Corporation had executed a definitive merger agreement to acquire TLCS by means of a cash tender offer for all outstanding shares of common stock of TLCS to be followed by a second-step, or statutory short-form merger upon the terms and subject to the conditions of the merger agreement.

The obligation of TLC Acquisition Corporation to accept for payment shares tendered pursuant to the tender offer is subject to the condition that at least the number of shares tendered, when added to shares already owned by Med Diversified, shall constitute a majority of the then outstanding shares of TLCS common stock on a fully diluted basis and shall have been validly tendered and not withdrawn prior to the expiration of the offer.

This third-party tender offer will comply with all of the applicable requirements of Securities and Exchange Commission ("SEC") Regulations 14D and 14E. In particular, Med Diversified will keep this tender offer open to all holders of TLCS common stock for 20 business days in accordance with SEC Rule 14e-1; afford withdrawal rights to all tendering holders of TLCS common stock; promptly pay for or return all securities tendered when the tender offer either expires or is withdrawn, purchase shares of TLCS common stock only as part of the tender offer; and, if necessary, extend the tender offer as consistent with SEC Rules 14e-1 or 14d-11. The tender offer will expire at 12:00 midnight, New York City Time, on November 27th, unless terminated or extended.

In connection with the merger agreement, in the event that at least 75 percent but less than 90 percent of the TLCS stockholders tender into the offer, Med Diversified will have a "top-up option," pursuant to a "Stock Option Agreement," between it and TLCS to purchase at a price of $100 sufficient shares to constitute, when combined with the shares tendered in the offer, 90 percent of TLCS' outstanding common stock. Also in connection with the merger agreement, Med Diversified and certain directors and executive officers of TLCS have entered into a "Shareholder Agreement" pursuant to which such directors and officers have agreed to tender their shares of TLCS common stock into the tender offer and to ultimately vote their shares in favor of the merger.

The final merger would require the approval of TLCS' stockholders at a special meeting called for such purpose (which would be assured if Med Diversified acquires at least a majority of the outstanding shares in the tender offer) unless Med Diversied acquires at least 90 percent


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of the outstanding shares in the tender offer, in which case the merger can be effected promptly after the consummation of the tender offer without a special meeting of stockholders.

TLCS' Board of Directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, are fair to, and in the best interest of, the holders of TLCS shares, has approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, and has resolved to recommend that the holders of TLCS shares accept the tender offer and tender their shares pursuant to the tender offer.

MacKenzie Partners, Inc. is acting as information agent for the tender offer. The depositary for the tender offer is Bank of New York. The tender offer is being made pursuant to an Offer to Purchase dated October 29, 2001 and related Letter of Transmittal, which more fully set forth the terms of the tender offer. Additional information concerning the terms of the tender offer as well as copies of the Offer to Purchase and related documents may be obtained from MacKenzie Partners, Inc. at 800-322-2885.

Investors and security holders are strongly advised to read both the tender offer statement, on Schedule TO, and the solicitation/recommendation statement, on Schedule 14D-9, regarding the tender offer, because they will contain important information. The tender offer statement has been filed by Med Diversified with the SEC, while the solicitation/recommendation statement will be filed with the SEC by TLCS. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed at the SEC's web site at http://www.sec.gov.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is made solely through the Offer to Purchase and the related Letter of Transmittal, which will be mailed to shareholders of TLCS. The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of common stock in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

About Med Diversified

Med Diversified is leading a worldwide transition in the medical industry. Through the efficient use of its technologies and strong management team, Med Diversified operates a series of companies in various sub-industries within health care including pharmacy, home infusion, multi-media, management, clinical respiratory services, home medical equipment, home health services and other functions. For more information, see http://www.e-medsoft.com.

About TLCS

Tender Loving Care(R)Health Care Services, Inc. is a national provider of home health care services with 87 locations in 22 states and the District of Columbia. TLCS' web address is http://www.tlcathome.com.


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Forward-Looking Information

Statements in this news release that relate to management's expectations, intentions or beliefs concerning future plans, expectations, events and performance are "forward looking" within the meaning of the federal securities laws. These forward-looking statements include assumptions, beliefs and opinions relating to Med Diversified's and TLCS's businesses and growth strategies based upon management's interpretation and analysis of its own contractual and legal rights, management's ability to satisfy industry and consumer needs with its technologies, health-care industry trends, and management's ability to successfully develop, implement, market and/or sell its network transaction processing services, software programs, clinical and financial transaction services, and e-commerce systems to its clientele. The forward-looking statements have been made based upon representations made regarding acquisitions by Med Diversified, available due diligence and analysis of those acquisitions that has been performed by Med Diversified over the past six months, and the resulting analysis of Med Diversified's and TLCS's prospects. Actual results could differ materially from that indicated in our due diligence. Management's forward-looking statements further assume that Med Diversified and TLCS will be able to successfully develop and execute on their strategic relationships.

Many known and unknown risks, uncertainties and other factors, including general economic conditions and risk factors detailed from time to time in news releases and the filings of Med Diversified and TLCS with the Securities and Exchange Commission, including TLCS's Annual Report on Form 10-K for the fiscal year ended February 28, 2001, filed with the Securities and Exchange Commission on June 6, 2001 and as amended by a filing on September 27, 2001, may cause these forward-looking statements to be incorrect in whole or in part. The investor should review such public filings to get a comprehensive picture and analysis of all conditions and circumstances. Med Diversified and TLCS expressly disclaim any intent or obligation to update any forward looking statements. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors set out above, including, without limitation, integration of business and management associated with Med Diversified's and TLCS's business relationships and acquisitions, acceptance by customers of Med Diversified's and TLCS's products, changing technology, competition in the health-care market, government regulation of health care, the companies' limited operating histories, various problems that can arise in the context of a merger of companies in this manner, general economic conditions, availability of capital and other factors.


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CONTACT:
     Med Diversified
     Angeline Cook
     904-543-1066
     acook@e-medsoft.com
      or
     Tender Loving Care Health Care Services, Inc.
     Ann Gregory
     281-679-0400 (ext. 12)
     agregory@staffbuildersintl.com